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                                                                    EXHIBIT 23.1

       Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sturm, Ruger & Company, Inc.:

The audits referred to in our report dated March 8, 2005, with respect to the financial statements of Sturm, Ruger & Company, Inc., included the related financial statement schedule as of December 31, 2004, and for each of the years in the three-year period ended December 31, 2004, included in the Sturm, Ruger & Company, Inc. 2004 Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports with respect to the financial statements and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included herein and incorporated by reference in the Registration Statements of Sturm, Ruger & Company, Inc. on Form S-8 (Nos. 333-84677 and 333-53234) relating to the balance sheets of Sturm, Ruger & Company, Inc. as of December 31, 2004 and 2003, and the related statements of income, stockholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 2004, which reports appear in the Sturm, Ruger & Company, Inc. 2004 Annual Report on Form 10-K.


KPMG LLP

Stamford, Connecticut
March 11, 2005


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